EXHIBIT 99.1

NEWS RELEASE
For Release: Monday, January 29, 2007, 3:05 pm Central Time	Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES FOURTH QUARTER

NET SALES UP 30% TO RECORD $11.5 MILLION

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq:VASC) today announced financial results for the fourth quarter ended December 31, 2006. Highlights of the fourth quarter and other recent events include:

•	Achieved record net sales of $11.5 million, up 30% over $8.9 million in the fourth quarter of 2005.
•	Achieved net income for the fourth quarter of $90,000 or $0.01 per share compared to a net loss of $407,000 or $0.03 per share in the fourth quarter of 2005.
•	Received approval from the United States Food & Drug Administration (FDA) for the “pocket protector” indication for the use of the D-Stat® Flowable hemostat following pacemaker and ICD implants.
•	Received FDA clearances to launch the new 023 version of the Twin-Pass® dual access catheter and the InnerChange™ micro-introducer catheter.
•

Entered into a strategic relationship with King Pharmaceuticals for the license of the Thrombix®, ThrombiGel® and ThrombiGel Paste products to King for sale in markets outside of catheterization laboratories, resulting in an initial $6 million payment received in January 2007.

•	Issued revenue and earnings guidance for 2007 of between $52 million and $54 million and $0.09 to $0.13 per share, respectively.

The fourth quarter of 2006 represented the company’s twelfth consecutive quarter of record net sales. Growth in each of the company’s five major product lines contributed to the increase in revenue. In total, over 89% of net sales in the fourth quarter came from sales of new products Vascular Solutions has internally developed and launched in the U.S. since 2003.

Net income for the fourth quarter was $90,000 or $0.01 per share, compared to a net loss of $407,000 or $0.03 per share in the fourth quarter of 2005. During the fourth quarter of 2006 the company incurred $435,000 in expenses related to the development and qualification of a new supply of thrombin, a primary component of its hemostatic products, and $181,000 of stock-based compensation expense. As adjusted (excluding the thrombin qualification expenses and stock-based compensation expense, and assuming a tax rate of 39%) net income was $430,000 or $0.03 per fully diluted share in the fourth quarter of 2006, increasing from adjusted net income of $95,000 or $0.01 per fully diluted share in the fourth quarter of 2005. The fourth quarter of 2006 represented the company’s eighth successive quarter of adjusted net income.

Commenting on fourth quarter results, Vascular Solutions Chief Executive Officer Howard Root said: “The last four months have been an extremely productive time for Vascular Solutions with new product launches, new approved clinical indications for our products and an important new strategic relationship with King Pharmaceuticals. Building off this progress, we expect to continue to set new quarterly sales records each quarter for the foreseeable future.”

Net sales of hemostat products (primarily consisting of the D-Stat Dry™, D-Stat® Flowable, Duett™, ThrombiGel® and D-Stat Radial™ products) were $5.5 million during the fourth quarter, an increase of 12% over the fourth quarter of 2005. “The recent FDA approval of the ‘pocket protector’ indication for the D-Stat Flowable provides a major impetus to growth in our hemostat products category,” commented Mr. Root. “In addition, the FDA clearance of our claim that the D-Stat Dry reduces the time to hemostasis in diagnostic catheterizations provides a unique clinical advantage that our direct sales force is now beginning to utilize. Concerning our non-cath lab hemostats, we expect to transition sales of our ThrombiGel and Thrombix® products to King’s sales organization in the second quarter of 2007 for launch into these large new markets,” Mr. Root added.

Net sales of extraction catheters (primarily consisting of the Pronto™ aspiration catheter) were $2.4 million in the fourth quarter, an increase of 37% over the fourth quarter of 2005. “In the fourth quarter we received specific FDA clearance on the use of the Pronto V3 in coronary arteries, and also benefited from major medical publications and presentations on the clinical utility of the Pronto V3,” commented Mr. Root. “On the competitive front, we have benefited from Boston Scientific’s recent decision to withdraw their Rio aspiration catheter from the market less than six months after it was launched. We believe this action validates our position that the third generation Pronto V3 catheter provides a best-in-class product when compared to competitor’s first generation offerings,” Mr. Root added.

Net sales of vein products (primarily consisting of the Vari-Lase® endovenous laser console and kits) were $2.1 million in the fourth quarter, an increase of 46% over the fourth quarter of 2005. Net sales of the disposable products within the Vein Products category increased 74% in the fourth quarter of 2006 over the fourth quarter of 2005. “The fourth quarter demonstrated continued impressive growth in our Vari-Lase business, driven by our Completely Custom line of disposable kits that provide an unmatched level of choice and convenience to our customers,” commented Mr. Root. “We continue to remain highly confident in our position in our litigation with Diomed concerning the Vari-Lase products, which is scheduled to be decided in a two-week trial starting on March 12, 2007,” Mr. Root added.

Net sales of specialty catheters (primarily consisting of the Langston® dual lumen catheters, Twin-Pass® dual access catheter and Skyway™ support catheters), were $877,000 in the fourth quarter of 2006, an increase of 117% over the fourth quarter of 2005. “We continue to have a full pipeline of new specialty catheters scheduled for launch, such as the new 023 version of the Twin-Pass that received FDA-clearance just last week,” commented Mr. Root. “As a result, we believe that our specialty catheters category will continue to be our highest percentage growth product category throughout 2007,” Mr. Root added.

Net sales of access products (primarily consisting of micro-introducer kits and specialty guidewires), were $505,000 in the fourth quarter, an increase of 96% over the fourth quarter of 2005. “While access products are less prominent than our other products, they are a very nice recurring revenue stream that is beginning to generate material sales,” commented Mr. Root. “We recently signed a new three-year distribution agreement with our manufacturing partner and have added several new proprietary products such as the InnerChange scheduled for launch in this category in 2007,” Mr. Root added.

Overall gross margin across all product lines was 67% in the fourth quarter of 2006, in line with expectations, but down from 70% in the fourth quarter of 2005. The gross margin decrease was principally due to the growth in sales of products other than the D-Stat Dry, which has a substantially higher gross margin than the other products, and the conversion to the Pronto V3, which has a higher manufacturing cost than the original Pronto. Gross margins also were negatively affected by the addition of the new stock-based compensation expense. Based on projected selling mix across products, planned manufacturing cost improvements and the inclusion of stock-based compensation, gross margins for 2007 are expected to be in the range of 67% to 69%.

As disclosed on January 9, 2007, Vascular Solutions recently entered into a new strategic relationship with King Pharmaceuticals. Mr. Root commented: “From a business standpoint, there are essentially three components to our new relationship with King. First, King will exclusively sell through its direct sales force, and Vascular Solutions will continue to manufacture, our Thrombix trauma bandage, ThrombiGel hemostat, and in-development ThrombiGel Paste hemostat products. Second, Vascular Solutions will work with King to develop additional hemostat products, with those future products that are to be sold outside of Vascular Solutions’ direct sales force’s call point of cardiac, peripheral and electrophysiology labs to be sold by King. And third, King will sell its Thrombin-JMI® to Vascular Solutions for use as a component in the manufacture of Vascular Solutions’ cath lab hemostatic products under a 10 year, fixed price arrangement that is 25% below our prior contract’s price. With this new strategic relationship we project sales to King of ThrombiGel and Thrombix products to be less than $1 million in 2007 as they begin to introduce our products into these new markets. Longer term, we project sales of these products to King could reach more than $15 million in 2010.”

The company also issued sales and earnings guidance for 2007 and the first quarter. Net sales in the first quarter are expected to increase to between $12.0 million and $12.3 million, an increase of at least 20% over the first quarter of 2006. Adjusted net income in the first quarter is expected to be between $0.00 and $0.02. “Looking into 2007, we expect continued growth of our existing products and the revenue from the King Pharmaceuticals strategic relationship will drive our net revenue to between $52 million and $54 million, with corresponding adjusted net earnings of between $0.09 and $0.13 We continue to believe that our strategy of internally developing a variety of new clinically-based products sold by our focused direct sales force to our existing customers will allow us achieve our next long term milestone, which is $100 million in annual sales,” concluded Mr. Root.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relation’s portion of our web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Monday February 12, 2007 by dialing 1-800-642-1687 and entering conference ID #6219166. A recording of the call will also be archived on the Company’s web site, www.vascularsolutions.com until Monday, February 12, 2007. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(unaudited)		(note)

Net sales	$11,492	$8,859	$43,310	$32,786
Cost of goods sold (1)	3,789	2,690	14,231	9,386
Gross profit	7,703	6,169	29,079	23,400

Operating expenses:
Research and development (1)	1,263	1,079	4,578	3,789
Clinical and regulatory (1)	599	473	2,493	2,006
Sales and marketing (1)	4,403	3,645	17,097	13,681
General and administrative (1)	886	805	3,716	2,810
Thrombin qualification	435	563	2,802	1,620
Amortization of purchased technology	—	54	72	218

Operating income (loss)	117	(450)	(1,679)	(724)

Interest expense	(49)	—	(206)	—
Interest income	22	43	99	163
Net income (loss)	$90	$(407)	$(1,786)	$(561)

Net income (loss) per share - basic	$0.01	$(0.03)	$(0.12)	$(0.04)
Weighted average shares used in calculating - basic	15,001	14,627	14,910	14,515
Net income (loss) per share - diluted	$0.01	$(0.03)	$(0.12)	$(0.04)
Weighted average shares used in calculating - diluted	15,559	14,627	14,910	14,515

(1) Includes stock-based compensation charges of:
Costs of goods sold	$20	$—	$122	$—
Research and development	21	—	174	—
Clinical and regulatory	16	—	89	—
Sales and marketing	54	—	362	—
General and administrative	70	—	341	—
	$181	$—	$1,088	$—

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	December 31, 2006 (note)	December 31, 2005 (note)
ASSETS
Current assets:
Cash and cash equivalents	$2,557	$4,282
Accounts receivable, net	6,524	4,854
Inventories	7,232	6,962
Prepaid expenses	792	578
Total current assets	17,105	16,676
Property and equipment, net	3,669	2,955
Intangible assets, net	193	265
Total assets	$20,967	$19,896

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$5,633	$5,789

Long-term debt	867	—

Shareholders’ equity:
Total shareholders’ equity	14,467	14,107
Total liabilities and shareholders’ equity	$20,967	$19,896

Note: Derived from the audited financial statements at that date.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, the Company has reported a non-GAAP measure called adjusted net income which excludes certain expenses relating to the qualification of a new supply of thrombin and stock-based compensation, but includes assumed taxes on net income using a 39% tax rate. On October 18, 2004, the Company entered into a supply agreement with Sigma-Aldrich Fine Chemicals for the development, manufacture and supply of bulk thrombin for use in the Company’s hemostatic products. The Company has incurred approximately $4.6 million of operating expenses, $1.0 million of capital equipment purchases and $1.3 million of inventory purchases under this thrombin qualification project through December 31, 2006. The Company expects to incur approximately $150,000 of additional operating expenses under this thrombin qualification project in the first half of 2007, with no additional material expenses expected to be incurred in the second half of 2007. Management believes that although the qualification expenses are a recurring cost, it is useful to exclude them from net income given the short duration of these expenses and the expectation that similar expenses will not need to be incurred for the foreseeable future. Beginning January 1, 2006 the Company recognizes stock-based compensation expense, which has been excluded from adjusted net income to provide comparable financial information to prior periods. In the fourth quarter of 2006 the Company incurred stock-based compensation expense of $181,000. Management uses the adjusted net income measure in its internal analysis and review of operational performance. Management includes the thrombin qualification expenses as well as the related inventory and capital equipment purchases in its cash projections. Management believes that this adjusted net income measure provides investors with useful information in comparing the Company’s performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to these expenses. By using this non-GAAP measure management believes that investors get a better picture of the performance of the Company’s underlying business. Management encourages investors to review the Company’s net income prepared in accordance with GAAP to understand the Company’s performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company’s financial results.

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within interventional radiology and interventional cardiology. The company’s five main product categories consist of hemostat (blood clotting) products, extraction catheters, vein products, specialty catheters and access products. New products introduced since the second half of 2003 include the Vari-Lase® endovenous laser product line for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding, the Pronto™ extraction catheter for the aspiration of soft thrombus, the Langston® dual lumen specialty catheter for the measurement of aortic stenosis and the Twin-Pass® dual access specialty catheter for dual wire access in interventional procedures.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of profitability, exposure to intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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